Exhibit 99.1

Investor and Media Inquiries:
Michael A. Hajost
(610) 208-3476 mhajost@cartech.com

CARPENTER TECHNOLOGY REPORTS THIRD QUARTER RESULTS

•	Third quarter net sales excluding surcharge down 4% from a year earlier but up 24% from the second quarter.

•	Volume up 35% from the second quarter with sequential growth in all end markets.

•	Third quarter net income of $2.1 million or $0.05 per diluted share after a $0.13 per share non-cash charge associated with the impact of the new healthcare reform law.

WYOMISSING, Pa., April 27, 2010 — Carpenter Technology Corporation (NYSE:CRS) today reported net income of $2.1 million or $0.05 per diluted share for the third quarter ended March 31, 2010. Third quarter results include the previously announced non-cash charge of $5.9 million or $0.13 per diluted share related to the recently enacted healthcare reform law that changed the income tax treatment of Medicare Part D subsidies in future years. Net income for the 2009 third quarter was $13.1 million or $0.30 per diluted share.

“Although still below last year’s results, we continue to gain momentum in our business that reflects increasing strength in our end markets and initial impacts from our growth strategies,” said Gregory A. Pratt, chairman and interim president and chief executive officer. “As demand improves at a variable recovery pace, we are leaning forward to meet the needs of our customers at this critical point in the cycle. Our new premium melt capacity positions us to meet increasing demand as it occurs. We expect further improvement in our revenue and earnings per share between the third and fourth quarter, and are on track to meet our financial targets for the full year.”

Third Quarter Results

Financial highlights for the third quarter include:

(in millions, except per share amounts & pounds sold)	3Q FY 2010	3Q FY 2009	YTD FY 2010	YTD FY 2009
Net Sales	$336.9	$330.0	$834.4	$1,105.4
Net Sales Excluding Surcharge (a)	$256.7	$266.7	$651.8	$841.8
Net Income (Loss)	$2.1	$13.1	$(3.8)	$68.7
Diluted Earnings (Loss) per Share	$0.05	$0.30	$(0.09)	$1.56
Net Pension Expense per Diluted Share (a)	$(0.21)	$(0.06)	$(0.64)	$(0.19)
Free Cash Flow (a)	$(7.7)	$11.8	$17.0	$(60.3)
Pounds Sold (000)	49,190	40,994	119,686	134,576

(a)	non-GAAP financial measure that is explained in the attached tables

Net sales for the third quarter were $336.9 million, up 2 percent from the prior year. Excluding surcharge revenue, net sales were $256.7 million, down 4 percent from a year ago. Total pounds sold in the third quarter were 20 percent higher than the 2009 third quarter.

Gross profit was $46.3 million compared with $49.2 million in the 2009 third quarter. The impact of higher volumes on this quarter’s gross profit was more than offset by a weaker mix, and higher net pension expense. Last year’s third quarter gross profit was negatively impacted by $11 million of costs related to the LIFO effects of reducing inventory in a period of declining nickel prices.

SG&A expenses were $33.5 million, compared with $31.0 million for the third quarter of 2009. Excluding the impact of changes in net pension expense, SG&A was essentially flat over last year.

Operating income for the third quarter was $12.8 million compared with $16.1 million a year earlier. Excluding surcharge revenue and pension earnings, interest and deferrals (EID), operating margin was 8.7 percent. This compares to 6.0 percent in last year’s third quarter or 6.8 percent, excluding the $2.1 million in restructuring charges related to the closure of our Crawley UK strip facility.

Other Income was $1.6 million compared to $2.7 million in the 2009 third quarter. The provision for income tax was $7.8 million or 79 percent of pre-tax income compared with an income tax provision of $1.8 million or 12 percent of pre-tax income a year ago. The increase in the provision mainly reflects the one-time, non-cash reduction in the value of Carpenter’s deferred tax asset previously established for anticipated retiree health care liabilities.

Net income was $2.1 million or $0.05 per diluted share, compared with third quarter net income of $13.1 million or $0.30 per diluted share in 2009.

Free cash flow, which we define as cash from operations less capital expenditures and dividends, was negative $7.7 million compared with positive free cash flow of $11.8 million in the 2009 third quarter. Most of the difference reflects higher levels of accounts receivable due to increased sales volumes coupled with higher commodity pass-through costs, and inventory changes to support increased volumes. Through nine months ending March 31, 2010, free cash flow was positive $17.0 million.

Markets:

Aerospace market sales were $149.4 million in the third quarter, up 2 percent compared with the same period a year ago. Excluding surcharge revenue, aerospace sales were down 4 percent on 2 percent lower volume. Aerospace results reflect increased sales of engine components, which were more than offset by lower demand for fasteners. When compared to the second quarter, aerospace volumes increased 36 percent, reflecting a surge in demand for engine components.

Industrial market sales were $74.4 million, flat compared with the third quarter of fiscal 2009. Excluding surcharge revenue, industrial sales decreased 6 percent on 25 percent higher volume. The year-over-year result reflects a temporary mix shift to lower value products which include stainless redraw rod and stainless bar sold to distributors. Volumes increased from the second quarter by 37 percent as Carpenter benefited from shorter lead-time orders on lower value products.

Consumer market sales were $32.8 million, an increase of 55 percent from the third quarter of fiscal 2009. Excluding surcharge revenue, sales increased 40 percent on 53 percent higher volume, driven by the rebuild of depleted inventories of lower value, higher volume materials that are used primarily for household related items. Volumes increased 35 percent from the second quarter due to a blend of inventory restocking and higher demand within the housing and construction, and electronics sectors.

Medical market sales were $29.8 million in the third quarter, flat with a year ago. Excluding surcharge revenues, medical market sales were down 1 percent on 12 percent higher volume. The increase in volume reflects share gain in cobalt-based implant products and initial inventory restocking. The revenue decline continues to be attributable to lower titanium raw material costs. When compared to the second quarter, medical volumes increased 59 percent reflecting positive momentum in the sector and our improved position with customers.

Automotive market sales were $27.6 million, an increase of 30 percent from a year earlier. Excluding surcharge revenue, automotive sales rose 24 percent as volumes increased 90 percent. The year-over-year volume increase reflects greater share in lower value automotive intake valves along with increased demand for stainless steel fuel system components. Volumes increased 30 percent from the second quarter, reflecting share gain on lower value business as well as higher volumes of more strategic fuel injectors and turbocharger engine components.

Energy market sales of $22.9 million declined 38 percent from the third quarter a year earlier. Excluding surcharge revenue, energy market sales decreased 42 percent on 34 percent lower volume. The year-over-year decline reflects sharply lower volumes for oil and gas applications as excess supply chain inventory reductions continue, along with sluggish orders for high-capacity industrial gas turbines. However, energy volumes grew 21 percent from the second quarter, driven by increased oil and gas rig activity that drained some excess drill collar inventory in selected sizes.

International Sales in the third quarter were $105.0 million, a decrease of 6 percent compared with the same quarter a year earlier. Revenue in Europe was down 13 percent compared with unusually strong energy sales a year earlier, and Asia-Pacific was flat. From the second quarter, sales outside the U.S. increased 23 percent. International sales represented 31 percent of total sales in the 2010 third quarter, compared to 34 percent in the prior year.

Pension Effects

During the third quarter, the Company recorded expense associated with its pension and other post retirement benefit plans of $15.3 million or $0.21 per diluted share which is consistent with our planned non-cash pension expense for fiscal 2010 of $61.1 million, or $0.84 per diluted share.

Non-GAAP Financial Measures

This press release includes discussions of financial measures that have not been determined in accordance with U.S. generally accepted accounting principles (“GAAP”). The non-GAAP financial measures, accompanied by reasons why the Company believes the measures are important, are included in the attached schedules.

Conference Call

Carpenter will host a conference call and webcast today, April 27, at 10:00 a.m., ET, to discuss financial results and operations for the fiscal third quarter. Please call 610-208-2222 for details of the conference call. Access to the call will also be made available at Carpenter’s web site (http://www.cartech.com) and through CCBN (http://www.ccbn.com). A replay of the call will be made available at http://www.cartech.com or at http://www.ccbn.com.

About Carpenter Technology

Carpenter produces and distributes specialty alloys, including stainless steels, titanium alloys, and superalloys. Information about Carpenter can be found on the Internet at http://www.cartech.com.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter’s filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2009 and the quarterly reports on Form 10-Q for the quarters ended September 30, 2009 and December 31, 2009, and the exhibits attached to those filings. They include but are not limited to: 1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, industrial, automotive, consumer, medical, and energy, or other influences on Carpenter’s business such as new competitors, the consolidation of competitors, customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries; 2) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; 3) the ability to recoup increases in the cost of energy, raw materials, freight or other factors; 4) domestic and foreign excess manufacturing capacity for certain metals; 5) fluctuations in currency exchange rates; 6) the degree of success of government trade actions; 7) the valuation of the assets and liabilities in Carpenter’s pension trusts and the accounting for pension plans; 8) possible labor disputes or work stoppages; 9) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; 10) the ability to successfully acquire and integrate acquisitions; 11) the availability of credit facilities to Carpenter, its customers or other members of the supply chain; 12) the ability to obtain energy or raw materials, especially from suppliers located in countries that may be subject to unstable political or economic conditions; 13) our manufacturing processes are dependent upon highly specialized equipment located primarily in one facility in Reading, Pennsylvania for which there may be limited alternatives if there are significant equipment failures or catastrophic event; and (14) our future success depends on the continued service and availability of key personnel, including members of our executive management team, management, metallurgists and other skilled personnel and the loss of these key personnel could affect our ability to perform until suitable replacements are found. Any of these factors could have an adverse and/or fluctuating effect on Carpenter’s results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.

PRELIMINARY

CONSOLIDATED BALANCE SHEETS

(in millions)

	March 31, 2010	June 30, 2009
ASSETS
Current assets:
Cash and cash equivalents	$243.4	$340.1
Marketable securities	126.3	15.0
Accounts receivable, net	196.8	130.8
Inventories	195.6	185.4
Deferred income taxes	13.3	23.8
Other current assets	53.9	54.6

Total current assets	829.3	749.7
Property, plant and equipment, net	617.8	634.1
Goodwill	35.2	35.2
Other intangibles, net	17.9	18.7
Other assets	94.0	59.7

Total assets	$1,594.2	$1,497.4

LIABILITIES
Current liabilities:
Accounts payable	$123.7	$70.2
Accrued liabilities	97.9	108.3
Current portion of long-term debt	20.0	20.0

Total current liabilities	241.6	198.5
Long-term debt, net of current portion	258.9	258.6
Accrued pension liability	257.5	240.4
Accrued postretirement benefits	127.0	127.7
Deferred income taxes	10.4	1.6
Other liabilities	55.2	53.6
Total liabilities	950.6	880.4

STOCKHOLDERS’ EQUITY
Common stock	273.2	273.1
Capital in excess of par value	219.8	208.9
Reinvested earnings	985.3	1,013.0
Common stock in treasury, at cost	(534.8)	(531.5)
Accumulated other comprehensive loss	(299.9)	(346.5)

Total stockholders’ equity	643.6	617.0

Total liabilities and stockholders’ equity	$1,594.2	$1,497.4

PRELIMINARY

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2009	2010	2009
NET SALES	$336.9	$330.0	$834.4	$1,105.4
Cost of sales	290.6	280.8	733.3	906.7

Gross profit	46.3	49.2	101.1	198.7
Selling, general and administrative expenses	33.5	31.0	99.6	100.5
Restructuring costs	—	2.1	—	2.1

Operating income	12.8	16.1	1.5	96.1
Interest expense	(4.5)	(3.9)	(13.3)	(12.1)
Other income, net	1.6	2.7	9.8	13.0

Income (loss) before income taxes	9.9	14.9	(2.0)	97.0
Income tax expense	7.8	1.8	1.8	28.3

NET INCOME (LOSS)	$2.1	$13.1	($3.8)	$68.7

EARNINGS (LOSS) PER SHARE:
Basic	$0.05	$0.30	($0.09)	$1.56

Diluted	$0.05	$0.30	($0.09)	$1.56

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	44.0	43.8	43.9	43.9

Diluted	44.4	44.0	43.9	44.2

Cash dividends per common share	$0.18	$0.18	$0.54	$0.54

PRELIMINARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Nine Months Ended March 31,
	2010	2009
OPERATING ACTIVITIES:
Net (loss) income	($3.8)	$68.7
Adjustments to reconcile net (loss) income to net cash provided from operations:
Depreciation and amortization	44.1	38.0
Deferred income taxes	(5.1)	11.6
Net pension expense	45.8	15.2
Net (gain) loss on disposal of property and equipment	(0.6)	0.9
Changes in working capital and other:
Accounts receivable	(67.2)	103.9
Inventories	(9.9)	(68.3)
Other current assets	21.6	(16.7)
Accounts payable	53.5	(70.5)
Accrued liabilities	8.9	(28.2)
Other, net	(20.2)	(9.8)

Net cash provided from operating activities	67.1	44.8

INVESTING ACTIVITIES:
Purchases of plant, equipment and software	(27.1)	(94.9)
Proceeds from disposals of property and equipment	0.9	—
Net proceeds from sales of businesses	—	13.4
Purchases of marketable securities	(127.7)	(34.5)
Proceeds from sales and maturities of marketable securities	16.8	39.8

Net cash used for investing activities	(137.1)	(76.2)

FINANCING ACTIVITIES:
Payments to acquire treasury stock	—	(46.1)
Dividends paid	(23.9)	(23.6)
Payments of debt issue costs	(2.0)	—
Tax benefits on share-based compensation	0.1	—
Proceeds from common stock options exercised	0.2	—

Net cash used for financing activities	(25.6)	(69.7)

Effect of exchange rate changes on cash and cash equivalents	(1.1)	(1.3)

DECREASE IN CASH AND CASH EQUIVALENTS	(96.7)	(102.4)
Cash and cash equivalents at beginning of period	340.1	403.3

Cash and cash equivalents at end of period	$243.4	$300.9

PRELIMINARY

SEGMENT FINANCIAL DATA

(in millions)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2009	2010	2009
Net sales:
Advanced Metals Operations:
Net sales excluding surcharge	$184.5	$185.8	$478.1	$595.6
Surcharge	49.9	41.8	114.6	180.2

Advanced Metals Operations net sales	234.4	227.6	592.7	775.8

Premium Alloys Operations:
Net sales excluding surcharge	$72.6	$82.8	$175.6	$254.0
Surcharge	30.3	21.5	68.0	83.4

Premium Alloys Operations net sales	102.9	104.3	243.6	337.4

Intersegment	(0.4)	(1.9)	(1.9)	(7.8)

Consolidated net sales	$336.9	$330.0	$834.4	$1,105.4

Operating income:
Advanced Metals Operations	$6.4	$11.2	$3.9	$61.5
Premium Alloys Operations	24.0	15.2	52.1	63.4
Corporate costs	(8.2)	(8.2)	(26.2)	(26.6)
Pension earnings, interest & deferrals	(9.5)	—	(28.4)	(0.1)
Restructuring costs	—	(2.1)	—	(2.1)
Intersegment	0.1	—	0.1	—

Consolidated operating income	$12.8	$16.1	$1.5	$96.1

We have two reportable business segments: Advanced Metals Operations and Premium Alloys Operations.

The Advanced Metals Operations (AMO) segment includes the manufacturing and distribution of high temperature and high strength metal alloys, stainless steels and titanium in the form of small bars and rods, wire, narrow strip and powder. AMO sales are spread across many of our end-use markets including aerospace, industrial, consumer, automotive, and medical.

The Premium Alloys Operations (PAO) segment includes the manufacturing and distribution of high temperature and high strength metal alloys and stainless steels in the form of ingots, billets, large bars and hollows and primarily services the aerospace and energy markets.

The service cost component of net pension expense, which represents the estimated cost of future pension liabilities earned associated with active employees, is included in the operating results of the business segments. The residual net pension expense, which is comprised of the expected return on plan assets, interest costs on the projected benefit obligations of the plans, and amortization of actuarial gains and losses and prior service costs, is included under the heading “Pension earnings, interest & deferrals.”

PRELIMINARY

NON-GAAP FINANCIAL MEASURES

(in millions, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2009	2010	2009
FREE CASH FLOW
Net cash provided from operations	$8.2	$46.9	$67.1	$44.8
Purchases of plant, equipment and software	(8.0)	(27.2)	(27.1)	(94.9)
Proceeds from disposals of property and equipment	—	—	0.9	—
Net proceeds from sales of businesses	—	—	—	13.4
Dividends paid	(7.9)	(7.9)	(23.9)	(23.6)

Free cash flow	($7.7)	$11.8	$17.0	($60.3)

Management believes that the free cash flow measure provides useful information to investors regarding our financial condition because it is a measure of cash generated which management evaluates for alternative uses.

	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2009	2010	2009
NET PENSION EXPENSE PER DILUTED SHARE
Pension plans expense	$13.5	$4.4	$40.6	$13.4
Other postretirement benefits expense	1.8	0.6	5.2	1.8

Net pension expense	15.3	5.0	45.8	15.2
Income tax benefit	(5.9)	(2.2)	(17.6)	(6.6)

Net pension expense, net of tax benefits	$9.4	$2.8	$28.2	$8.6

Net pension expense per diluted share	$0.21	$0.06	$0.64	$0.19

Weighted average diluted common shares	44.4	44.0	43.9	44.2

Management believes that net pension expense per diluted share is helpful in analyzing the operating performance of the Company, as net pension expense tends to be volatile due to changes in the financial markets, which may result in significant fluctuations in operating results from period to period.

	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2009	2010	2009
OPERATING MARGIN EXCLUDING SURCHARGE, PENSION EARNINGS, INTEREST AND DEFERRALS, AND RESTRUCTURING COSTS
Net sales	$336.9	$330.0	$834.4	$1,105.4
Less: surcharge revenue	80.2	63.3	182.6	263.6

Consolidated net sales excluding surcharge	$256.7	$266.7	$651.8	$841.8

Operating income	$12.8	$16.1	$1.5	$96.1
Pension earnings, interest & deferrals	9.5	—	28.4	0.1
Restructuring costs	—	2.1	—	2.1

Operating income excluding pension earnings, interest and deferrals and restructuring costs	$22.3	$18.2	$29.9	$98.3

Operating margin excluding surcharge and pension earnings, interest and deferrals and restructuring costs	8.7%	6.8%	4.6%	11.7%

Management believes that removing the impacts of raw material surcharges from net sales provides a more consistent basis for comparing results of operations from period to period. In addition, management believes that excluding the impact of pension earnings, interest and deferrals, which may be volatile due to changes in the financial markets, is helpful in analyzing the true operating performance of the Company.

PRELIMINARY

SUPPLEMENTAL SCHEDULES

(in millions)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2009	2010	2009
NET SALES BY MAJOR PRODUCT LINE
Product Line Excluding Surcharge:
Special alloys	$124.7	$137.5	$321.4	$396.6
Stainless steel	89.1	82.6	215.3	281.0
Titanium products	30.4	33.2	80.9	110.0
Tool and other steel	9.9	9.4	27.0	39.9
Other materials	2.6	4.0	7.2	14.3

Consolidated net sales excluding surcharge	$256.7	$266.7	$651.8	$841.8
Surcharge revenue	80.2	63.3	182.6	263.6

Consolidated net sales	$336.9	$330.0	$834.4	$1,105.4

	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2009	2010	2009
NET SALES BY END USE MARKET
End Use Market Excluding Surcharge:
Aerospace	$111.9	$116.2	$279.6	$350.5
Industrial	55.3	58.6	146.5	184.6
Consumer	24.5	17.5	61.9	62.4
Medical	25.1	25.3	62.7	70.4
Automotive	21.7	17.5	56.2	64.8
Energy	18.2	31.6	44.9	109.1

Consolidated net sales excluding surcharge	$256.7	$266.7	$651.8	$841.8
Surcharge revenue	80.2	63.3	182.6	263.6

Consolidated net sales	$336.9	$330.0	$834.4	$1,105.4